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                                                                  EXHIBIT (b)(3)


February 2, 2004

Mr. Brian Schwartz
Managing Director
H.I.G. Capital, LLC
1001 Brickell Bay Drive
27th Floor
Miami, Florida  33131

Dear Brian:

We are pleased to advise H.I.G. Capital, LLC ("HIG") that American Capital Strategies, Ltd. ("ACAS") commits (the "COMMITMENT") to HIG, TZ Holdings, Inc. ("TZHI") and TZ Acquisition, Inc. ("TZAI" and, collectively with TZHI, the "ACQUIRORS") to purchase $15,000,000 of senior secured subordinated notes (the "SENIOR SUB NOTES") and $11,000,000 of junior secured subordinated notes (the "JUNIOR SUB NOTES" and together with the Senior Sub Notes, the "NOTES") in connection with the acquisition of T-NETIX, Inc. and all of its subsidiaries (collectively, "T-NETIX") by TZAI as more fully described in that certain Agreement and Plan of Merger (the "MERGER AGREEMENT") by and among TZHI, TZAI and T-NETIX (the "ACQUISITION"), subject to the terms and conditions set forth in this letter and the attached Financing Term Sheet dated February 2, 2004 (the "TERM SHEET", which forms a part of this letter and is incorporated herein by reference). As used herein, "OLD T-NETIX" shall mean T-NETIX, Inc. and all of its subsidiaries prior to the merger contemplated by the Merger Agreement (the "MERGER") and "NEW T-NETIX" shall mean T-NETIX, Inc. and all its subsidiaries after the Merger.

CONDITIONS TO CLOSING: Without limiting the foregoing, ACAS will not be obligated to perform under the Commitment unless and until the Conditions Precedent as outlined in the Term Sheet have been satisfied.

INDEMNIFICATION: HIG and the Acquirors agree to indemnify and hold harmless ACAS and its affiliates and each of their respective directors, officers, employees and agents (collectively, the "INDEMNIFIED PARTIES" and individually, an "INDEMNIFIED PARTY"), from and against any and all losses, claims, damages, expenses or liabilities to which any Indemnified Party may become subject, insofar as such losses, claims, damages, expenses or liabilities (or actions, suits or proceedings, including any inquiry or investigation or claims in respect thereof) arise out of, in any way relate to, or result from a claim made by a Third Party (as hereinafter defined) in respect of, the transactions described in this letter or the financing contemplated hereby (whether or not any Indemnified Party is a party to any action or proceeding out of which any such losses, claims, damages, expenses or liabilities arise), and to reimburse each Indemnified Party upon demand, for any reasonable and documented legal expenses or other reasonable and documented expenses incurred by any Indemnified Party in or in connection with investigating, preparing to defend, defending or otherwise participating in any such claim, action or proceeding related to any such loss, claim, damage or liability, except that HIG and the Acquirors shall not be obligated to indemnify, hold harmless or reimburse any Indemnified Party to the extent that any such losses, claims, damages, expenses or liabilities are determined in a final judgment by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Indemnified Party. The term "THIRD PARTY" as used in this letter means any person, corporation or entity other than HIG or an Acquiror.

EXPIRATION OF COMMITMENT: The Commitment shall expire at 5:00 p.m., Central Standard Time, on February 2, 2004, if not accepted by that time. If the Commitment is accepted on or before its expiration in accordance with the preceding sentence, the Commitment will nevertheless terminate at 5:00p.m., Central Standard Time, on March 31, 2004.


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H.I.G. Capital, LLC
February 2, 2004
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This letter may be executed by the parties hereto in one or more counterparts, each of which shall be an original and all of which together shall constitute but one and the same Commitment.

This letter supercedes and replaces, in their entirety, all prior term sheets, discussions, indications of interests and proposals (whether written or oral) previously delivered to HIG.

If you are in agreement with the foregoing, please sign and return this letter to ACAS at the address indicated above. The Commitment will become effective upon execution by an officer of HIG, receipt of the Commitment Fee, and reimbursement of Pre-Commitment Expenses.

Very truly yours,

American Capital Strategies, Ltd.




/s/  Darin R. Winn
-----------------------------------
Darin R. Winn
Managing Director




Accepted and approved this 2nd day of February, 2004

H.I.G. Capital, LLC


By:  /s/  Brian Schwartz
-----------------------------------
Name: Brian Schwartz
Title: Managing Director


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H.I.G. Capital, LLC
February 2, 2004






                                   TERM SHEET

                                FEBRUARY 2, 2004

ISSUER: Prior to the completion of the Acquisition, TZAI, and following the completion of the Merger, New T-NETIX.

SECURITIES:                   $15.0 million aggregate principal amount of Senior
                              Sub Notes and $11.0 million aggregate principal amount Junior Sub Notes.

PURCHASER:                    ACAS

USE OF PROCEEDS:              The proceeds of the purchase of the Notes shall be
                              used to (1) finance the Acquisition, and (2) pay associated fees, costs and expenses.

SENIOR SUBORDINATED NOTES

PRINCIPAL AMOUNT OF NOTES:    $150,000,000.


INTEREST RATE:                The Senior Sub notes shall bear a fixed cash
                              interest rate of 12.0% per annum, payable monthly in arrears. An additional interest rate of 5.5% per annum shall accrue monthly (the "SENIOR PIK
                              INTEREST") and shall be added to the principal balance of the Senior Sub Notes. In an event of default, the cash interest rate will increase by 2.0%.

MATURITY AND AMORTIZATION:    The principal balance of the Senior Sub Notes plus
                              all accrued and unpaid interest shall be payable in full on the 6th anniversary of the closing date of the Acquisition (the "Closing Date").

JUNIOR SUBORDINATED NOTES

PRINCIPAL AMOUNT OF NOTES:    $11,000,000.

INTEREST RATE:                The Junior Sub Notes shall bear a fixed cash
                              interest rate of 12.0% per annum fixed, payable monthly in arrears. An additional interest rate of 8.0% per annum shall accrue monthly (the "JUNIOR
                              PIK INTEREST") and shall be added to the principal balance of the Junior Sub Notes. In an event of default, the cash interest rate will increase by 2.0%.

MATURITY AND AMORTIZATION:    The principal balance of the Junior Sub Notes plus
                              all accrued and unpaid interest shall be payable in full on the 6th anniversary of the Closing
                              Date.




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H.I.G. Capital, LLC
February 2, 2004


OTHER TERMS OF THE NOTES

COLLATERAL:                   Prior to the completion of the Acquisition, the
                              Notes will be secured by a subordinated lien on the capital stock of the Acquirors and the capital stock of Old T-NETIX held by TZAI. After completion of the Acquisition, the Notes will be secured by a subordinated lien on all the stock and assets of TZHI and New T-NETIX.

SUBORDINATION:                The Notes shall be subordinate and junior in right
                              of payment, on terms acceptable to ACAS, to the senior secured credit facilities of TZHI and T-NETIX of up to $50.0 million (the "SENIOR CREDIT
                              FACILITY") provided by Dymas Funding Company, LLC
                              ("DYMAS"), consisting of (1) a $17.0 million four year term loan facility which will be fully drawn on the Closing Date, (2) a $19.0 million four year term loan facility which will be fully drawn on the Closing Date and (3) a $14.0 million four year revolving facility (the "REVOLVING Facility"), of which approximately $2.0 million (and up to a maximum of $5.5 million ) will be drawn on the Closing Date. ACAS and shall enter into an Intercreditor Agreement with Dymas, as agent for the senior lenders, with respect to the Notes. The
                              Intercreditor Agreement shall be on terms that are acceptable to ACAS.

                              The Junior Sub Notes shall be subordinate and junior in right of payment to the Senior Sub Notes.


MANDATORY PREPAYMENTS:        Mandatory prepayments of the Notes will be made
                              upon the occurrence of any of the following events:

                              (1)  A public offering of New T-NETIX's
                                   securities; or

                              (2) A change in control, merger, consolidation or similar combination, sale of a material portion of New T-NETIX's assets, or other similar transaction.

FINANCIAL COVENANTS:          The documentation for the Notes shall contain
                              financial covenants of TZHI and New T-NETIX, including but not limited to:

                              (1)  Minimum fixed charge coverage ratio;

                              (2)  Maximum funded debt to EBITDA ratio
                                   satisfactory to ACAS;

                              (3) Maximum funded debt to EBITDA ratio at the Closing Date satisfactory to ACAS;

                              (4)  Annual capital expenditure limitations; and



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H.I.G. Capital, LLC
February 2, 2004



                              (5)  Other financial covenants reasonably
                                   acceptable to ACAS.

                              Such covenants shall be based on the most recent twelve months' performance of New T-NETIX and shall be set at a maximum 10% set-off from similar covenants contained in the Senior Credit Facility.

TRANSFERABILITY:              The Notes, as well as each holder's interest
                              therein, will be freely transferable (subject to securities laws) on the Closing Date or subsequent to the Closing Date.

BOARD RIGHTS:                 American Capital shall receive (1) attendance
                              privileges to all meetings of the boards of directors (the "BOARDS") of TZHI and New T-NETIX, as well as all committees of the Boards, (2) all information normally provided to members of the Boards, and (3) reimbursement of out-of-pocket expenses for all meetings attended.

CONDITIONS PRECEDENT:         The obligation of ACAS to purchase the Notes will
                              be subject to customary conditions precedent, including, without limitation:

                              (1) Satisfaction with the legal structure and documentation of the Acquisition and the Transactions and, after giving affect thereto, TZHI will own more than 50% of the stock of New T-NETIX and in no event stock representing less than voting control of New T-NETIX. As used herein, the term "TRANSACTIONS" means (a) the borrowings under the Senior Credit Facility, (b) the issuance of the Notes, (c) equity investment by HIG and ACAS of not less than $20.0 million (the "Equity Financing"), and (d) the payments of fees and expenses in connection with each of the foregoing.

                              (2) No material adverse effect on the business, affairs, management, results of operations, financial condition, assets or liabilities of the TZHI and New T-NETIX, taken as a whole, after giving effect to the Acquisition and the Transactions (a "MATERIAL ADVERSE EFFECT"), or any development that ACAS considers reasonably likely to result in a Material Adverse Effect.


                              (3) Satisfaction by ACAS, in its sole discretion, with the capital structure of the Acquirors and Old T-NETIX, and the terms of any outstanding indebtedness, including any indebtedness issued to facilitate the Acquisition.



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H.I.G. Capital, LLC
February 2, 2004


                              (4) Cash equity of not less than $20.0 million of the pro forma capitalization of TZHI and New T-NETIX invested by HIG and ACAS (the "EQUITY INVESTORS").

                              (5)  No claim, action, suit, investigation,
                                   litigation or proceeding, pending or
                                   threatened in any court or before any
                                   arbitrator or governmental instrumentality, that relates to the Acquisition or the Transaction, or that, in the opinion of ACAS, has a reasonable likelihood of having a Material Adverse Effect.

                              (6) Evidence satisfactory to ACAS of the absence of any other liens on the collateral described herein, other than such liens previously mentioned or approved by ACAS in its sole discretion.

                              (7) HIG, the Acquirors and Old T-NETIX shall have obtained all required licenses, approvals, waivers and consents, governmental and otherwise, in connection with the Acquisition and the Transactions, all of which shall remain in full force and effect.

                              (8) TZHI and New T-NETIX shall have insurance satisfactory to ACAS.

                              (9) HIG and the Acquirors shall have delivered to ACAS, within twenty (20) days following the end of each month beginning with the month ended January 31, 2004 (and including the month ended December 31, 2003) and ending prior to the Closing Date, complete and correct copies of the monthly financial reports of Old T-NETIX in the same format as the reports previously provided by Old T-NETIX to ACAS.

                              (10) All fees and expenses payable to ACAS shall
                                   have been paid to the extent due in
                                   accordance with the terms herein.

                              (11) Old T-NETIX shall have a minimum trailing
                                   twelve-month pro forma adjusted EBITDA at the Closing Date satisfactory to ACAS (subject to such add-backs to be mutually agreed upon by ACAS and HIG).

                              (12) Not more than $5.5 million shall be funded
                                   under the Revolving Facility (such specific funding amount subject to working capital fluctuations to be discussed and mutually agreed upon) at the Closing Date, and Old T-NETIX shall have, at the Closing Date, a minimum unused but available borrowing capacity under the Revolving Facility of not less than $3.0 million, in each instance, after (1) giving effect to the initial advances made under the Senior Credit Facility on the Closing Date, (2) existing letters of credit, and (3) the payment of all fees and expenses related to the Acquisition and the Transactions.



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H.I.G. Capital, LLC
February 2, 2004


                              (13) The Acquirors shall have received an amount
                                   of funds under the Senior Credit Facility, the purchase of the Notes, and the Equity Financing sufficient to consummate the Acquisition; provided that the Acquirors shall have received not less than $20.0 million in proceeds from the Equity Investors.

COVENANTS:                    Except as specified under Conditions Precedent,
                              covenants under the definitive documentation entered into in connection with the purchase of the Notes will be standard and customary for transactions of this type.


EVENTS OF DEFAULT:            The definitive documentation with respect to the
                              Notes shall contain customary events of default for a transaction and company of this nature, including, without limitation, payment, cross-default on other indebtedness or liability, violation of covenants, breach of representation or warranty, environmental, challenge to validity of documents, lien ceases to be perfected, first priority, no judgments, change of control, ERISA, injunction or restraint on material portion of business, strike, lockout or other act restricting conduct of business, or indictment of a Borrower or any senior officer. The definitive documentation shall also include an event of default for any change of key management not replaced within 90 days of a person reasonably satisfactory to ACAS.

REPRESENTATIONS AND
  WARRANTIES:                 Customary for financings of this type.

EQUITY CO-INVESTMENT:         ACAS shall be given the opportunity to con-invest
                              up to $1,000,000 in TZHI in the same class of equity and on the same terms as HIG.

DOCUMENTATION:                The Acquirors and Old T-NETIX will enter into
                              definitive legal documentation prepared by ACAS' counsel on terms and conditions that are normal and customary for transactions of this type.

GOVERNING LAW:                The definitive legal documentation shall be
                              governed by the laws of the State of New York.





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